Wyoming

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Max Maxfield, WY Secretary of State
FILED: 12/29/2014 02:37 PM
Original ID: 2008-000554438
Amendment ID: 2014-001684921

Profit Corporation
Articles of Amendment

1. Corporation name:

STREAMTRACK, INC.

2. Article(s) III is amended as follows:

Classification of Preferred Share are re-designated per the attached "Certificate of Designation"

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 12/19/2014
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

See attached Resolution

AM 1 2 3 4 5 6 7 8 9 10 11 12 PM 1 2 3 4 5 6 7 8 9 10 11 12
Received
DEC 23 2014
Secretary of State
Wyoming

OR

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Signature: [signature]

Date: 12/19/2014
(mm/dd/yyyy)

Print Name: Michael Hill

Title: CEO, Chairman of the Board of Directors

Contact Person: Michael Hill

Daytime Phone Number: (805) 259-9657

Email: mhill@streamtrackmedia.com

Checklist

- ✓ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ✓ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- ✓ Please submit one **originally signed** document and one exact photocopy of the filing.

CERTIFICATE OF DESIGNATION
of
SERIES C CONVERTIBLE PREFERRED STOCK
for
STREAMTRACK, INC.

STREAMTRACK, Inc., a Wyoming corporation (the "Company"), does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors, without any shareholder action, which action was not required to be taken, duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Three of the Articles of Incorporation of the Company, the Board of Directors hereby authorizes the issuance of, and fixes the designation of preferences and relative, participating, optional, and other special rights, qualifications, limitations and restrictions, of a series of Preferred Stock consisting of twenty thousand (20,000) shares, $0.001 par value, to be designated "Series C Convertible Preferred Stock".

RESOLVED, that each share of the Series C Convertible Preferred Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

1. Preference on Liquidation. In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Company, the Series C Convertible Preferred Stock shall have no preferential rights to the Company's common stock (the "common stock"), and shall share in liquidation proceeds with the common stock on an as converted basis.

2. Voting Rights. The Series C Convertible Preferred Stock shall not have voting rights until converted into common stock, which will then have voting rights equivalent to all other common stock of the same class. Such voting rights of said common stock shall exist for all matters necessary under the Wyoming General Corporation Law where shareholder approval or vote could be necessary, or is allowable under law. The holders of said common stock will vote as a single class with the holders of other outstanding common stock of the same class.

3. Conversion. The holders of the Series C Convertible Preferred Stock shall have the following rights (the "Conversion Rights") with respect to the conversion of the Series C Convertible Preferred Stock (a "Conversion"):

(a) **Conversion.** Each share of Series C Preferred Stock is convertible, at the election of the holder exercisable at any time from the date of issuance until converted, into $150 fair market value of the Company's common stock. For the purposes of Section 3(a) of this Certificate, "fair market value" of the Company's common stock shall be equal to the average closing price of the Company's common stock on the over-the-counter market during the ten (10) trading days immediately preceding the date of delivery of the written Conversion notice to the Company. The Series C Convertible Preferred Stock is not convertible into common stock to

the extent that such a conversion would cause the holder of the Series C Convertible Preferred Stock to own more than 4.99% of the total issued and outstanding voting stock of the Company.

(b) **Mechanics of the Conversion.** Upon a Conversion, the holder of Series C Convertible Preferred Stock shall surrender the applicable certificate therefore, duly endorsed, at the office of the Company, and shall give written notice to the Company of the Conversion and the number of shares of Series C Convertible Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of common stock to which such holder is entitled. A Conversion shall be deemed to have been made at the close of the first business day after the date both notice has been given and the applicable share certificate or certificates have been delivered to the Company, provided, however, if the foregoing occurs on a business day before the close of business, the Conversion shall be deemed to have occurred at the close of business on that day (the "Conversion Date"). The person entitled to receive the shares of common stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of common stock on such date.

(c) **No Impairment.** The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 3 of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series C Convertible Preferred Stock against impairment.

4. Dividends. In the event of the declaration and payment of a dividend by the Company to the holders of any outstanding class of securities of the Company, then the holders of the Series C Convertible Preferred Stock shall be entitled to be paid their pro rata share of the dividend on an as converted basis, equivalent to assuming that all of the Series C Convertible Preferred Stock that is eligible for conversion is converted into common stock.

This Certificate of Designation has been executed and adopted on behalf of the Company as of December 19, 2014.

STREAMTRACK, INC.

By: [signature]
MICHAEL HILL
Chief Executive Officer